Exhibit 99.2

Pogo Producing Company
Supplemental Information (Unaudited) (1) (2)
	Quarter Ended		Twelve Months Ended
Financial Data	December 31,		December 31,
(Data in $ thousands, except per share amounts)	2006	2005	2006	2005
Revenues:
Oil and gas	$323,221	$412,782	$1,375,361	$1,216,247
Gain (loss) on property sales	(610)	(155)	304,693	72
Other	20,523	6,950	64,977	9,380
Total	343,134	419,577	1,745,031	1,225,699

Operating Expenses:
Lease operating	72,837	60,129	264,785	153,659
General and administrative	30,933	27,101	129,467	87,319
Exploration	17,443	4,409	31,838	26,473
Dry hole and impairment	32,297	28,059	106,571	87,170
Depreciation, depletion and amortization	139,288	106,368	484,647	312,247
Production and other taxes	22,329	20,355	78,361	59,527
Other	33,145	(6,064)	87,013	(9,079)
Total	348,272	240,357	1,182,682	717,316

Operating Income	(5,138)	179,220	562,349	508,383

Interest:
Charges	(42,223)	(27,762)	(148,081)	(68,654)
Income	261	598	1,752	8,291
Capitalized	21,288	16,045	77,730	23,480
Total Interest Expense	(20,674)	(11,119)	(68,599)	(36,883)

Loss on Debt Extinguishment	—	—	—	—

Commodity Derivative Income (Expense)	511	5,121	7,263	(13,618)

Foreign Currency Transaction Gain (Loss)	(2,786)	70	(1,719)	71

Income (loss) from continuing operations before income taxes	(28,087)	173,292	499,294	457,953

Income tax expense (benefit)	(11,566)	58,613	53,123	167,884

Net Income (loss) from continuing operations	(16,521)	114,679	446,171	290,069

Income (loss) from discontinued operations, net of tax	—	(179)	—	460,634

Net income	$(16,521)	$114,500	$446,171	$750,703

Basic earnings per share
Income from continuing operations	$(0.29)	$1.98	$7.74	$4.80
Income (loss) from discontinued operations	—	—	—	7.63

Basic earnings per share	$(0.29)	$1.98	$7.74	$12.43

Diluted earnings per share
Income from continuing operations	$(0.29)	$1.96	$7.68	$4.76
Income (loss) from discontinued operations	—	—	—	7.56

Diluted earnings per share	$(0.29)	$1.96	$7.68	$12.32

Weighted Average Number of Common Shares
and Potential Common Shares Outstanding:
Basic shares	57,653	57,957	57,611	60,372
Diluted shares	58,250	58,515	58,112	60,924

Discretionary Cash Flow:
Net Income	$(16,521)	$114,500	$446,171	$750,703
(Income) loss from discontinued operations, net of tax	—	179	—	(460,634)
Depreciation, depletion and amortization	139,288	106,368	484,647	312,247
Deferred Taxes	5,276	20,631	(43,184)	9,110
Dry Hole and Impairment	32,297	28,059	106,571	87,170
Exploration	17,443	4,409	31,838	26,473
(Gain) loss on Property Sales	610	155	(304,693)	(72)
Other Noncash	3,668	(20,686)	6,435	(6,733)
Discretionary cash flow from continuing operations before changes in assets and liabilities	182,061	253,615	727,785	718,264
Discretionary cash flow from discontinued operations	—	—	—	119,233

Total(3)	$182,061	$253,615	$727,785	$837,497

(1)             Supplemental Information should be read in conjunction with Pogo’s Quarterly Earnings Release.

(2)             Results from continuing operations for 2005 exclude activities from Thailand and Hungary.

(3)             In the 4th Quarter of 2006, the Company adjusted its treatment of interest capitalized in the statement of cash flows.  The  Company now reflects interest capitalized as an investing cash outflow rather than as the operating cash outflow.  Prior year amounts have not been reclassified due to the immateriality of the adjustment.